Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Logitech International S.A.:
We consent to the use of our report dated May 27, 2020, with respect to the consolidated balance sheets of Logitech International S.A. and subsidiaries (the Company) as of March 31, 2020 and 2019, the related consolidated statements of operations, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended March 31, 2020, and the related notes and financial statement schedule (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of March 31, 2020 incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.
Our report contains an explanatory paragraph that states the Company excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting an acquired entity’s internal control over financial reporting and our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of this entity.
Our report refers to a change in the Company’s method of accounting for leases in fiscal 2020, revenue in fiscal 2019 and excess tax benefits from share-based payments in fiscal 2018 due to the adoption of new accounting standards.

/s/ KPMG LLP
San Francisco, California
October 22, 2020